Exhibit 99.1

News Release 2700 Lone Oak Parkway Eagan MN 55121-1534 nwa.com 612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS FIRST QUARTER 2008 RESULTS

•       Northwest and Delta agree to merge, creating America’s premier global airline

•       Results impacted by $445 million increase in year-over-year fuel expense

•       $3.9 billion non-cash, non-recurring accounting charge taken to reduce Goodwill

EAGAN, Minn. - (April 23, 2008) – Northwest Airlines Corporation (NYSE: NWA) today reported a first quarter 2008 net loss of $4.1 billion, or $15.78 per share.  Reported results include a non-cash goodwill impairment charge of $3.9 billion.  This compares to the first quarter 2007 when Northwest reported a net loss of $292 million.

Excluding non-recurring, non-cash impairment charges and losses associated with marking-to-market out-of-period fuel hedges, Northwest reported a first quarter 2008 net loss of $191 million versus the first quarter 2007 when the airline reported net income of $73 million before the impact of reorganization items and out-of-period fuel hedge gains.

Excluding taxes and out-of-period mark-to-market adjustments on fuel hedges, Northwest paid $2.77 per gallon for jet fuel in the first quarter compared to $1.85 a gallon in the first quarter of 2007, an increase of 49.7 percent.

On April 14th, Northwest announced an agreement to merge with Delta.  Commenting on the transaction, Doug Steenland, Northwest Airlines’ president and chief executive officer, said, “The agreement to merge with Delta creates America’s premier global airline.  Because it combines end-to-end networks with little overlap, there will be no reduction in competition.  The transaction will create America’s leading airline – an airline that is more financially secure, better able to invest in our employees and our customers and be sustainable in an increasingly competitive marketplace.  The new carrier will offer superior route diversity across the U.S., Latin America, Europe and Asia and will be better able to overcome the industry’s boom-and-bust cycles. The airline will also be better able to match the right planes with the right routes, making transportation more efficient across our entire network.”

In commenting on first quarter results, Steenland added, “Northwest’s first quarter performance was negatively impacted by the dramatic increases in the price of oil.  Year-over-year our first quarter total fuel expense increased by $445 million, or 57.3 percent.  The sustained high fuel prices represent an extraordinary challenge to Northwest and the entire airline industry.  In response to fuel, we have taken a series of actions and will continue to monitor the impacts of fuel prices on our operation and are prepared to take additional actions as necessary.”

$3.9 Billion Non-cash, Non-recurring Accounting Charge Taken to Reduce Goodwill

The Company is required for accounting purposes to measure the value of goodwill annually or whenever significant events that could be indicators of a change in value have occurred.  In completing our first quarter evaluation, we considered the impact of current high fuel prices, Northwest’s recent stock price, other industry trends and the equity value of Northwest implied by the recent merger announcement and have determined that an impairment to goodwill is required.  To make this determination, the Company compared the carrying value of its equity to its fair value.  For purposes of this evaluation, fair value has been determined based on the implied market value of Northwest’s equity in the announced transaction.  As a result of this evaluation, the Company recorded a non-cash goodwill impairment charge of $3.9 billion.

First Quarter Financial Overview

Northwest’s operating revenues for the first quarter rose to $3.1 billion, up 8.8 percent from last year.

Consolidated passenger revenue increased by 6.2 percent versus the first quarter 2007 to $2.6 billion on 2.0 percent more available seat miles (ASMs), resulting in a 4.1 percent improvement in revenue per available seat mile (RASM).  Excluding the impact of fresh-start accounting, consolidated RASM increased 5.0 percent.

Mainline passenger revenue increased by 1.7 percent versus the first quarter 2007 to $2.2 billion on 0.5 percent fewer mainline available seat miles (ASMs), resulting in a 2.2 percent improvement in revenue per available seat mile (RASM).  Excluding the impact of fresh-start accounting, mainline RASM increased 3.4 percent.  Mainline yield improved by 2.1 percent and load factor was up 1.0 percentage point during the quarter.

Commenting on the first quarter revenue performance, Doug Steenland said, “Northwest’s five percent consolidated unit revenue performance was strong.  However, it was not sufficient to overcome the rapid increase in fuel prices.  Ticket prices need to keep pace with the cost we pay for fuel.”

First quarter operating expenses of $3.2 billion, excluding impairment charges, were up $574 million, or 21.5 percent year-over-year as the result of a $445 million increase in year-over-year fuel expense.  Excluding fuel costs and impairment charges, operating expenses increased by $129 million year-over-year.  Northwest’s first quarter mainline unit costs per available seat mile (CASM) excluding fuel and non-recurring items increased 4.5 percent versus the first quarter of 2007, which is consistent with previous guidance.  This increase was primarily due to reduced mainline capacity, as well as the continued impact of non-cash emergence-related items and year-over-year timing of maintenance checks.

Fuel continues to be Northwest’s single largest cost, representing 38 percent of the company’s first quarter operating expenses, excluding impairment charges.  Northwest had previously hedged approximately 45 percent of its fuel exposure for the quarter and realized $19 million in value from settled fuel hedge contracts during the quarter.  For the remainder of the year, Northwest has hedged approximately 24 percent of its second quarter fuel requirements, 21 percent of its third quarter requirements and 46 percent of its fourth quarter requirements.  As of April 21st, the value of Northwest’s open hedge positions for the remainder of 2008 was approximately $115 million.

Northwest ended the quarter with $3.2 billion in unrestricted cash and $484 million in restricted cash.  Northwest’s 2007 first quarter ending unrestricted cash was $2.4 billion.

Dave Davis, Northwest Airline’s executive vice-president and chief financial officer, said “Despite our first quarter loss, Northwest ended the quarter with the strongest liquidity among network carriers.”  Davis added, “Today’s results demonstrate the volatility of the airline industry and the challenges that airlines face related to uncontrollable increases in input costs such as oil.  Northwest and Delta recently announced a merger in order to create a truly global carrier.  This was a strategic decision by both companies to create a truly global airline that would be better positioned for sustained profitability.”

Northwest and Delta Agree to Merge, Creating America’s Premier Global Airline

On April 14th, 2008, Northwest and Delta announced an agreement to merge the two companies and create the leading U.S. airline. This will give the merged carrier the global presence to compete effectively with foreign carriers.  The merger also creates a more stable company that is better positioned to manage through economic cycles and volatile fuel prices.

The transaction is expected to generate more than $1 billion in annual revenue and cost synergies from more effective aircraft utilization, a more comprehensive and diversified route system and cost synergies resulting from reduced overhead and improved operational efficiency.

Also, by diversifying capacity around the world, the two airlines build a natural hedge against seasonal demand shifts and regional economic weakness, positioning the combined carrier for greater long-term success and increasing financial stability.

The two airlines expect the regulatory review process to last from six to eight months and anticipate closing the transaction in late 2008.

Northwest’s Swift Response to Extraordinary Fuel Costs

In response to the unprecedented rise in fuel costs, Northwest has taken a series of actions.  In announcing these measures, Doug Steenland said, “Over the past several months, the price of oil has risen dramatically to all time highs.  These increased costs call for a strong response from us in the form of revenue enhancements, capacity and fleet reductions, as well as reductions in capital and operating expenses.”

Actions include:

•                  Fuel Surcharge and Fare Increases

•                  Northwest has participated in numerous fuel surcharge and fare increases for travel from North America to Europe, India, Japan and most other destinations in Asia.

•                  For domestic routes, Northwest has participated in numerous attempts by various carriers to increase fares to reflect rising fuel costs, although most have been rolled back because some airlines failed to match.

•                  Northwest attempted to increase the minimum stay requirements to create better segmentation between business and leisure travelers.  Many have been pulled because some airlines failed to match.

•                  Fee Increases

•                  In March, Northwest matched other U.S. network carriers and for North American travel, implemented a $25 charge, each way, for the customer’s second checked bag and $100 each for three or more checked bags.

•                  Northwest increased the fee for bags greater than 50 pounds from $25 to $50 each way.

•                  In March, Northwest implemented International Coach Select, where passengers can purchase select seats for $25 each way inter-Asia and $50 each way Trans-Pacific or Trans-Atlantic.

•                  Capacity Reductions

•                  In September, after peak summer travel concludes, Northwest will reduce its scheduled domestic system capacity by approximately five percent versus the 2008 business plan.  This reduction will entail the removal from service of 15 to 20 additional aircraft.  For the full-year, consolidated domestic available seat miles (ASMs) are expected to be down slightly versus 2007.

•                  Cargo Fleet and Capacity Changes

•                  Northwest Cargo has implemented a new network strategy that suspended service to Bangkok, Singapore, and will suspend freighter service to Guangzhou, China, effective July 1, and Taipei, Taiwan, effective August 1.  The new Asia freighter schedule maintains service between Northwest’s Anchorage cargo hub and Shanghai, Tokyo and Osaka.  New non-stop westbound service will be added from Anchorage to Seoul’s Incheon airport.  This new network will improve aircraft utilization and profitability.

•                  Northwest Cargo is also accelerating the planned retirement of the three oldest, least-fuel efficient freighter aircraft.  Ten freighters will remain in active cargo service; including one plane largely dedicated to the Civil Reserve Air Fleet (CRAF) program, where the U.S. government assumes fuel price risk.

•                  Liquidity Enhancements

•                  Northwest will reduce non-aircraft capital expenditures for 2008 by approximately $100 million.  The airline now intends to invest $150 million in non-aircraft capital expenditures in 2008.

•                  Northwest intends to realize annualized profit improvements of $100 million through cost reductions, productivity improvements and revenue enhancements.

Northwest First Quarter 2008 Highlights

In addition to the announced merger with Delta Air Lines, key accomplishments in the first quarter for Northwest include:

•                  DOT Recommends Approval for Six-Way Anti-Trust Immunity

•                  In early April, the U.S. Department of Transportation (DOT) recommended approval of Northwest’s application for six-way antitrust immunity with its SkyTeam alliance partners: Delta Air Lines, Air France, KLM Royal Dutch Airlines, Alitalia, and CSA Czech Airlines. Final approval is expected to follow after the DOT reviews the final round of comments to its “show cause” order.

•                  The six-way ATI approval will enable the carriers to expand their transatlantic networks by coordinating schedules and services with a single, customer-focused objective.

•                  Fleet

•                  Northwest’s regional jet fleet also grew in the first quarter with the on-schedule delivery of six Bombardier CRJ-900s and eight Embraer EMB-175s, bringing the airline’s quarter-end total to 19 CRJ-900s and 17 EMB-175s.

•                  By the end of 2008, Northwest’s scheduled deliveries will bring its regional jet fleet to 36 EMB-175s and 36 CRJ-900s.

•                  As a result of the five percent domestic capacity reduction from planned levels, Northwest will remove an additional 15 to 20 aircraft from service.  Two DC9s will be removed in June and the remainder in the fall to coincide with the planned schedule reductions, bringing the total DC9 fleet to 61 aircraft year-end.  The overall fleet reductions include approximately 10 DC9s, and the balance being a mix of Boeing 757s and Airbus A320s and A319s.

•                  Northwest now anticipates taking delivery of its first 787 in November 2009.

FORWARD-LOOKING STATEMENTS

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the ability of the company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the company, difficulties in integrating the operations of the company and Delta following the merger, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments (including conditions imposed by U.S. or foreign governments to obtain regulatory approval for the merger), foreign currency exchange rate fluctuations and inflation.  Other factors include the possibility that the merger may not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.  Northwest cautions that the foregoing list of factors is not exclusive.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Delta will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Delta and

Northwest that also constitutes a prospectus of Delta. Delta and Northwest will mail the joint proxy statement/prospectus to their stockholders. Delta and Northwest urge investors and security holders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Delta’s website (www.delta.com) under the tab “About Delta” and then under the heading “Investor Relations” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Northwest’s website (www.nwa.com) under the tab “About Northwest” and then under the heading “Investor Relations” and then under the item “SEC Filings and Section 16 Filings.”

Delta, Northwest and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Delta and Northwest stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Delta and Northwest stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Delta’s executive officers and directors in its Annual Reports on Form 10-K (including any amendments thereto), Current Reports on
Form 8-K and other documents that have previously been filed with the SEC since April 30, 2007 as well as in its definitive proxy statement to be filed with the SEC related to Delta’s 2008 Annual Meeting of Stockholders. You can find information about Northwest’s executive officers and directors in its Annual Reports on Form 10-K (including any amendments thereto), Current Reports on Form 8-K and other documents that have previously been filed with the SEC since May 31, 2007 as well as in its definitive proxy statement to be filed with the SEC related to Northwest’s 2008 Annual Meeting of Stockholders. You can obtain free copies of these documents from Delta and Northwest using the contact information above.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents.

###

For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.

Further details regarding the Northwest / Delta merger can be found at www.newglobalairline.com.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Successor (a)		Predecessor
	Three Months		Three Months
	Ended		Ended	%
	March 31,		March 31,	Incr
	2008		2007	(Decr)
OPERATING REVENUES
Passenger	$2,239		$2,202	1.7
Regional carrier revenues	410		292	40.4
Cargo	198		189	4.8
Other	280		190	47.4
Total operating revenues	3,127		2,873	8.8

OPERATING EXPENSES
Aircraft fuel and taxes (b)	1,114		704	58.2
Salaries, wages and benefits	670		615	8.9
Aircraft maintenance materials and repairs	221		184	20.1
Selling and marketing	193		191	1.0
Other rentals and landing fees	138		141	(2.1)
Depreciation and amortization	131		121	8.3
Aircraft rentals	93		96	(3.1)
Regional carrier expenses	205		211	(2.8)
Other unusual items (c)	3,934		—	n/m
Other	481		409	17.6
Total operating expenses	7,180		2,672	n/m

OPERATING INCOME (LOSS)	(4,053)		201
Operating margin	(129.6	) %	7.0%

OTHER INCOME (EXPENSE)
Interest expense, net	(114)		(132)
Investment income	37		31
Foreign currency gain (loss)	(8)		—
Other	(1)		—
Total other income (expense)	(86)		(101)

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(4,139)		100

Reorganization items, net (d)	—		(393)

INCOME (LOSS) BEFORE INCOME TAXES	(4,139)		(293)

Income tax expense (benefit) (e)	—		(1)

NET INCOME (LOSS)	$(4,139)		$(292)

Earnings (Loss) per common share: (f)
Basic and Diluted	$(15.78)		$(3.34)

Average shares used in computation:
Basic and Diluted	262		87

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED NOTES

(Unaudited)

(a)

Northwest Airlines Corporation (“NWA Corp.” or the “Company”) is a holding company whose operating subsidiary is Northwest Airlines, Inc. (“Northwest”). In September 2005, NWA Corp. and Northwest, along with certain direct and indirect subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Southern District of New York. On May 31, 2007, the Company emerged from Chapter 11.

In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”). References to “Successor” refer to NWA Corp. on or after June 1, 2007, after giving effect to the application of fresh-start reporting. References to “Predecessor” refer to NWA Corp. prior to June 1, 2007. Thus, the consolidated financial statements prior to June 1, 2007 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh-start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. However, for discussions on the results of operations, the Company has compared the Successor Company’s results for the three months ended March 31, 2008 to the Predecessor Company’s results for the three months ended March 31, 2007.

In addition to the fair value adjustments required for fresh-start reporting, the Company changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets. Additionally, on April 24, 2007, Mesaba Aviation, Inc. was acquired by the Company and became a wholly-owned consolidated subsidiary. See the table of year-over-year variance reconciliations for further details.

(b)

During the three months ended March 31, 2008, the Company recorded $13.4 million in mark-to-market losses related to fuel derivative contracts that will settle during the remainder of 2008. During the three months ended March 31, 2007, the Company recorded $28 million in mark-to-market gains related to fuel derivative contracts that settled in subsequent periods during 2007.

(c)

During the first quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $3.9 billion to reduce the book value of Northwest’s equity to its implied fair value as of the merger announcement date. This goodwill impairment charge is a preliminary estimate and subject to further analysis during the second quarter. As required under Generally Accepted Accounting Principles (“GAAP”), the implied fair value considered the 1.25 exchange ratio and the five-day average trading value of Delta’s common stock around the merger announcement date. This expense was recorded in other operating expense. Additionally, the Company recorded $17.2 million in impairment charges primarily related to Boeing 747-200 freighter aircraft during the first quarter of 2008. This impairment was recorded in depreciation expense.

(d)

In connection with its bankruptcy proceedings and adoption of fresh-start reporting, the Company recorded largely non-cash reorganization income (expense) and, in accordance with GAAP, these items are separately classified in the Condensed Consolidated Statements of Operations.

(e)

The Company did not record a tax benefit related to our reported first quarter 2008 pre-tax loss due to the volatility of the price of fuel and its impact on our full year outlook; to record a tax benefit, the Company would be required to have a high degree of confidence that it would record a full year profit.

(f)

Successor EPS. In accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS No. 128”), basic and diluted earnings per share were computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the applicable reporting period presented. SFAS No. 128 requires that the entire 234.4 million shares to be issued to holders of unsecured and guaranty claims pursuant to the Plan of Reorganization be considered outstanding for purposes of calculating earnings per share as these shares will ultimately be issued to unsecured creditors once the allocation of disputed unsecured claims is completed.

Diluted earnings (loss) per share includes the dilutive effects of stock options and restricted stock. To the extent stock options and restricted stock are anti-dilutive, they are excluded from the calculation of diluted earnings (loss) per share.

Predecessor EPS. Predecessor basic earnings per share was computed based on the Predecessor’s weighted average shares outstanding. Dilutive earnings per share excluded securities related to the Company’s Series C Preferred Stock and convertible debt because the Company recorded a net loss for the period.

NORTHWEST AIRLINES CORPORATION

RECONCILIATION OF YEAR-OVER-YEAR VARIANCES

(Unaudited, in millions)

As a result of the adoption of fresh-start reporting, the Company’s financial statements on or after June 1, 2007 are not comparable with its pre-emergence financial statements because they are, in effect, those of a new entity. In addition to the fair value adjustments required for fresh-start reporting, the Company changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets. The effects of fresh-start reporting, the policy changes and the impact of exit-related stock compensation expense on the Company’s Condensed Consolidated Statement of Operations are itemized below in column (A).

During the first quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $3.9 billion to reduce the book value of Northwest’s equity to its implied fair value as of the merger announcement date. As required under GAAP, the implied fair value considered the 1.25 exchange ratio and the five-day average trading value of Delta’s common stock around the merger announcement date. This expense was recorded in other operating expense. Additionally, the Company recorded $17.2 million in impairment charges primarily related to Boeing 747-200 freighter aircraft during the first quarter of 2008. This impairment was recorded in depreciation expense. The impact on the Company’s year-over-year variance as a result of these charges is itemized in column (B).

On April 24, 2007, Mesaba Aviation, Inc. was acquired by the Company and became a wholly-owned consolidated subsidiary. The impact on the Company’s year-over-year variance as a result of this consolidation is itemized in column (C).

Excluding the items listed above, the comparable year-over-year operating performance variances are itemized in column (D). System passenger revenue increased 7.1 percent due primarily to a 5.0 percent improvement on unit revenue. Other revenue increased primarily due to favorable partner and charter revenues.

						(A)	(B)	(C)	(D)
	Successor		Predecessor			Increase (Decrease) Due To:
	Three Months Ended March 31, 2008		Three Months Ended March 31, 2007	Total Incr (Decr)		Fresh-Start/ Exit-Related Stk Comp. Exp.	Impairment Charges	Mesaba Net of Elim	Operations	Total Incr (Decr)
OPERATING REVENUES
Passenger	$2,239		$2,202	$37		$(26)	$—	$—	$63	$37
Regional carrier revenues	410		292	118		4	—	—	114	118
Cargo	198		189	9		—	—	—	9	9
Other	280		190	90		24	—	1	65	90
Total operating revenues	3,127		2,873	254		2	—	1	251	254

OPERATING EXPENSES
Aircraft fuel and taxes	1,114		704	410		—	—	1	409	410
Salaries, wages and benefits	670		615	55		8	—	35	12	55
Aircraft maintenance materials and repairs	221		184	37		—	—	10	27	37
Selling and marketing	193		191	2		—	—	—	2	2
Other rentals and landing fees	138		141	(3)		—	—	5	(8)	(3)
Depreciation and amortization	131		121	10		(2)	—	2	10	10
Aircraft rentals	93		96	(3)		—	—	—	(3)	(3)
Regional carrier expenses	205		211	(6)		—	—	(54)	48	(6)
Other unusual items	3,934		—	3,934		—	3,934	—	—	3,934
Other	481		409	72		—	—	11	61	72
Total operating expenses	7,180		2,672	4,508		6	3,934	10	558	4,508

OPERATING INCOME (LOSS)	(4,053)		201	(4,254)		(4)	(3,934)	(9)	(307)	(4,254)
Operating margin	(129.6	) %	7.0%	(136.6	) pts.

Operating margin excluding impairment charges	(3.8	) %	7.0%	(10.8	) pts.

REPORTED NET INCOME / (LOSS) EXCLUDING NON-RECURRING ITEMS
(Unaudited, in millions)

Net income / (loss)		$(4,139.1)	$(291.7)
(as reported)

Excluding:
Reorganization items, net	—		(393.2)
Impairment charges	(3,934.6)		—
Mark-to-market on fuel derivatives to be settled in future periods	(13.4)		28.5

Adjusted net income		$(191.1)	$73.0

NORTHWEST AIRLINES CORPORATION

PASSENGER AND REGIONAL CARRIER REVENUES AND STATISTICAL RESULTS

(Unaudited)

	Three Months Ended March 31,				Percent Change
	2008		2007
Scheduled Service - Consolidated: (1)
Available seat miles (ASM) (millions)	23,359		22,893		2.0
Revenue passenger miles (RPM) (millions)	19,214		18,618		3.2
Passenger load factor	82.3%		81.3%		1.0	pts.
Revenue passengers (millions)	15.9		15.6		1.9

Passenger revenue per RPM (yield)	13.78	¢	13.39	¢	2.9
Passenger revenue per RPM (yield) excluding fresh-start	13.90	¢	13.39	¢	3.8

Passenger revenue per ASM (RASM)	11.34	¢	10.89	¢	4.1
Passenger revenue per ASM (RASM) excluding fresh-start	11.43	¢	10.89	¢	5.0

Fuel gallons consumed - Consolidated (millions) (1)	420		419		0.2

Scheduled Service - Mainline: (2)
Available seat miles (ASM) (millions)	21,144		21,252		(0.5)
Revenue passenger miles (RPM) (millions)	17,621		17,492		0.7
Passenger load factor	83.3%		82.3%		1.0	pts.
Revenue passengers (millions)	12.3		12.9		(4.7)

Passenger revenue per RPM (yield)	12.71	¢	12.59	¢	1.0
Passenger revenue per RPM (yield) excluding fresh-start	12.85	¢	12.59	¢	2.1

Passenger revenue per ASM (RASM)	10.59	¢	10.36	¢	2.2
Passenger revenue per ASM (RASM) excluding fresh-start	10.71	¢	10.36	¢	3.4

Fuel gallons consumed - Mainline (millions) (2)	367		378		(2.9)

PASSENGER AND REGIONAL CARRIER REVENUES

(Unaudited)

	Domestic		Pacific		Atlantic		Mainline		Consolidated
As reported:
First Quarter 2008
Passenger revenues (in millions)	$1,392		$539		$308		$2,239		$2,649

Increase (Decrease) from 2007:
Passenger revenues	(1.6	) %	4.7%		13.2%		1.7%		6.2%

Scheduled service ASMs (capacity)	(3.6	) %	(2.4	) %	16.4%		(0.5	) %	2.0%
Scheduled service RPMs (traffic)	(0.6	) %	(1.7	) %	11.3%		0.7%		3.2%
Passenger load factor	2.5	pts.	0.7	pts.	(3.6	) pts.	1.0	pts.	1.0	pts.
Yield	(1.1	) %	6.6%		1.7%		0.9%		2.9%
Passenger RASM	2.0%		7.5%		(2.8	) %	2.2%		4.1%

Excluding fresh-start:
First Quarter 2008
Passenger revenues (in millions)	$1,396		$557		$312		$2,265		$2,671

Increase (Decrease) from 2007:
Passenger revenues	(1.3	) %	8.2%		14.7%		2.9%		7.1%
Yield	(0.8	) %	10.1%		3.1%		2.1%		3.8%
Passenger RASM	2.3%		11.0%		(1.5	) %	3.4%		5.0%

(1)	Consolidated statistics include Northwest Airlink regional carriers.
(2)	Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”.)

NORTHWEST AIRLINES CORPORATION

MAINLINE OPERATING STATISTICAL RESULTS (1)

(Unaudited)

	Three Months Ended March 31,				Percent Change
	2008		2007

Total operating ASM (millions)	21,269		21,268		—

Passenger service operating expense per total ASM (2) (3)	12.24	¢	10.32	¢	18.6
Mainline fuel expense per total ASM	4.54	¢	2.95	¢	53.9
Mainline fuel expense per total ASM, excluding mark-to-market adjustments related to fuel derivative contracts that settle in future periods	4.50	¢	3.08	¢	46.1

Cargo ton miles (CTM) (millions)	458		457		0.2
Cargo revenue per ton mile	43.10	¢	41.40	¢	4.1

Fuel gallons consumed (millions)	367		378		(2.9)
Average fuel cost per gallon, excluding fuel taxes	279.74	¢	177.13	¢	57.9

Average fuel cost per gallon, excluding fuel taxes and mark-to-market adjustments related to fuel derivative contracts that settle in future periods	276.54	¢	184.70	¢	49.7

Number of operating aircraft at end of period	348		375		(7.2)
Full-time equivalent employees at end of period	30,053		30,008		0.1

(1)	Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the DOT.
(2)

This financial measure excludes non-passenger service expenses. The Company believes that providing financial measures directly related to passenger service operations allows investors to evaluate and compare the Company’s core operating results to those of the industry.

(3)	Passenger service operating expense excludes the following items unrelated to passenger service operations, net of eliminations where applicable:

	Three Months Ended March 31,

(In millions)	2008	2007
Goodwill impairment	$3,917	$—
Regional carrier expenses	413	274
Freighter operations	182	134
MLT Inc.	44	55
Other	19	16

NORTHWEST AIRLINES CORPORATION

SELECTED BALANCE SHEET DATA

(Unaudited, in millions)

	Successor	Successor
	March 31,	December 31,
	2008	2007
Cash and cash equivalents	$3,187	$2,939
Unrestricted short-term investments	40	95
Restricted cash, cash equivalents and short-term investments	484	725
Total assets	21,032	24,517
Total debt and capital leases, including current maturities	7,248	7,088
Total liabilities	17,746	17,140
Total common stockholders’ equity (deficit)	3,286	7,377

SECOND QUARTER 2008 AND 2008 FULL YEAR GUIDANCE

	2Q 2008 Forecast	2008 Forecast
	(year-over-year change)	(year-over-year change)
Scheduled service ASMs (capacity)
Domestic (1)	(7) % - (8) %	(7.5) % - (8.5) %
International	9% - 10%	8% - 9%
Mainline (1)	0% - (1) %	(1) % - (2) %
Regional	45% - 50%	50% - 55%
Consolidated (2)	3% - 4%	2% - 3%

Passenger service operating expense per total ASM excluding fuel (1)	5% - 6%	2% - 3%

	2Q 2008 Forecast	2008 Forecast
Average fuel cost per gallon, excluding fuel taxes (1) (3)	$3.43	$3.22
Fuel gallons consumed (millions)	379	1,497

(1)                Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the DOT.

(2)     Consolidated statistics include Northwest Airlink regional carriers.

(3)     Average fuel cost per gallon based on the forward fuel curve as of April 21, 2008.

ESTIMATED FRESH-START AND EXIT-RELATED STOCK COMPENSATION EXPENSE

(In millions)

Inc (Decr)
2Q 2008
Estimate
OPERATING REVENUES
Passenger and regional carrier revenues	$(15)
Other	16
Total operating revenues	1

OPERATING EXPENSES
Salaries, wages and benefits	3
Selling and marketing	—
Depreciation and amortization	(1)
Total operating expenses	2

OPERATING INCOME (LOSS)	$(1)